Addendum No.1 dated February 27, 2008 relating to Free Writing Prospectus dated February 5, 2008 relating to Registration Statement No. 333-132747 Filed pursuant to Rule 433
100% Principal Protection Notes
with Interest linked to the UBS STRAUS Index
Market Strategies to Complement Traditional Fixed Income Investments
UBS AG $[•] Notes with Interest linked to the UBS STRAUS Index due on or about February 20, 2013
Addendum No.1– February 27, 2008

This addendum updates the Expected Trade Date and the Expected Settlement/Issue Date for the Notes as set forth below.  All other terms of the Notes remain as stated in the Free Writing Prospectus dated February 5, 2008.

Expected Trade Date:	March 26, 2008
Expected Settlement/Issue Date:	March 31, 2008

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE FREE WRITING PROSPECTUS DESCRIBING THE OFFERING AND THE RELATED INDEX SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Free Writing Prospectus dated February 5, 2008
Index Supplement for the UBS STRAUS Index dated December 13, 2007
Prospectus dated March 27, 2006

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement describing the UBS STRAUS Index and a free writing prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this addendum relates.  Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering.  You may obtain these documents for free from the SEC website at www.sec.gov.  Our Central Index Key, or CIK, on the SEC web site is 0001114446.  Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.